Exhibit (g)(9)

Amendment to Foreign Custody Manager Agreement

This Amendment dated February 14, 2011 (“Effective Date”) to Foreign Custody Manager Agreement, dated November 13, 2007, as amended (the “Agreement”), between Financial Investors Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon, a New York corporation (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. As of the Effective Date, Schedule I of the Agreement is deleted in its entirety and replaced with a new Schedule I attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		THE BANK OF NEW YORK MELLON

By:	/s/ Edmund J. Burke	By:	/s/ Peter D. Holland
Name: Edmund J. Burke		Name: Peter D. Holland
Title: President		Title: Managing Director

SCHEDULE I

FUNDS

ALPS/Red Rocks Listed Private Equity Fund (formerly, the Listed Private Equity Fund)

Clough China Fund

RiverFront Long-Term Growth Fund

RiverFront Moderate Growth Fund

RiverFront Long-Term Growth & Income Fund

RiverFront Moderate Growth & Income Fund

Jefferies Asset Management Commodity Strategy Allocation Fund

Jefferies Asset Management Cayman Commodity Fund Ltd., a wholly owned subsidiary of the Jefferies Asset Management Commodity Strategy Allocation Fund

ALPS/Kotak India Growth Fund

India Premier Equity Portfolio,
a wholly owned subsidiary of the ALPS/Kotak India Growth Fund

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